EXHIBIT 21

SUBSIDIARIES

The following is a list of the subsidiaries of Gibraltar Industries, Inc. as of December 31, 2005. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Gibraltar Steel Corporation of New York	New York

Wm. R. Hubbell Steel Corporation	Illinois

Carolina Commercial Heat Treating, Inc.	Nevada

Southeastern Metals Manufacturing Company, Inc.	Florida

United Steel Products Company	Minnesota

Harbor Metal Treating Co.	Michigan

Harbor Metal Treating of Indiana, Inc.	Michigan

K & W Metal Fabricators, LLC	Colorado

Hi-Temp Heat Treating, Inc.	Delaware

Brazing Concepts Company	Michigan

Gibraltar of Ohio, Inc.	Delaware

Gibraltar of Illinois, Inc.	Illinois

Pennsylvania Industrial Heat Treaters, Inc.	Pennsylvania

GSC Flight Services Corp.	New York

GIT Limited	New York

Gibraltar Construction Products, Inc.

Gibraltar International, Inc.	Delaware

B & W Heat Treating Corp.	Nova Scotia, Canada

Gibraltar Pacific, Inc.	Mauritius

SCM Metal Products (Suzhou) Co., Ltd.	China

Solar of Michigan, Inc.	Delaware

Construction Metals, LLC	California

Air Vent Inc.	Delaware

GSCNY Corp.	Delaware

B&W of Michigan, Inc.	Delaware

B&W Leasing LLC	Delaware

SCM Metal Products, Inc.	Delaware

Renown Specialties Company, Ltd.	Ontario, Canada

Alabama Metal Industries Corporation	Delaware

Diamond Perforated Metals, Inc.	California

Seasafe, Inc.	Louisiana

AMICO Canada, Inc.	Canada

International Grating, Inc.	Texas

Gator Grate, Inc.	Louisiana

Gibraltar Strip Steel, Inc.	Delaware

Cleveland Pickling, Inc.	Delaware

Solar Group, Inc.	Delaware

Appleton Supply Co., Inc.	Delaware

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